Exhibit 14.1

BIP VENTURES EVERGREEN BDC

BIP CAPITAL, LLC

CODE OF ETHICS

This Code of Ethics (the “Code”) has been adopted by each of BIP Ventures Evergreen BDC (the “Company”) and BIP Capital, LLC (the “Adviser” and together with the Company, “BIP Ventures”), in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and, in the case of the Adviser, Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The purpose of this Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Company may abuse their fiduciary duty to the Company, and otherwise to deal with the types of conflict of interest situations which Rule 17j-1 is intended to address.

The Code is based on the principle that the trustees and officers of the Company, and the managers, officers and employees of the Adviser, who provide investment advisory services to the Company, owe a fiduciary duty to the Company to conduct their personal securities transactions in a manner that does not interfere with the Company’s transactions or otherwise take unfair advantage of their relationship with the Company. All trustees, managers, officers and employees of the Company and the Adviser (“Covered Personnel”) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them.

Technical compliance with the Code will not automatically insulate any Covered Personnel from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the Company. Accordingly, all Covered Personnel must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Company and its shareholders. In sum, all Covered Personnel shall place the interests of the Company before their own personal interests.

All Covered Personnel must read and retain this Code.

SECTION I:	STATEMENT OF PURPOSE AND APPLICABILITY

(A)	Statement of Purpose

It is the policy of BIP Ventures that no affiliated person of BIP Ventures shall, in connection with the purchase or sale, directly or by such person of any security held or to be acquired by the Company;

(1)	Employ any device, scheme or artifice to defraud the Company;

(2)	Make any untrue statement of a material fact or omit to state to the Company a material fact necessary in order to make the statement made, in light of the circumstances under which it is made, not misleading;

(3)	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Company; or

(4)	Engage in any manipulative practice with respect to the Company.

(B)	Scope of the Code

In order to prevent Access Persons, as defined in Section II, paragraph (A) below, from engaging in any of these prohibited acts, practices or courses of business, the Board of Trustees (the “Board”) of the Company has adopted this Code.

SECTION II:	DEFINITIONS

(A)	Access Person. “Access Person” means any trustee, director, officer, or “Advisory Person” of the Company or the Adviser.

(B)	Advisory Person. “Advisory Person” of the Company or the Adviser means: (i) any employee of the Company or the Adviser or of any company in a control relationship to the Company or the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security (as defined below) by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Company or the Adviser who obtains information concerning recommendations made to the Company with regard to the purchase or sale of a Covered Security by the Company. For purposes of this Code, an Advisory Person shall be deemed to include such persons that otherwise would meet the definition of “Supervised Person” in Section 202(a)(25) of the Investment Advisers Act of 1940, as amended.[1]

(C)	Automatic Investment Plan. “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(D)	Beneficial Interest. “Beneficial Interest” includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributes economic support.

(E)	Beneficial Ownership. “Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that an Access Person has or acquires. Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

(F)	Chief Compliance Officer. “Chief Compliance Officer” means the Chief Compliance Officer of the Company. The initial Chief Compliance Officer is Todd Knudsen. For purposes of this Code, “Chief Compliance Officer” shall be deemed to include his or her designees.

[1]	“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of BIP Ventures and is subject to the supervision and control of BIP Ventures.

(G)	Control. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

(H)	Covered Security. “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include (i) direct obligations of the Government of the United States; (ii) banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements; and (iii) shares issued by registered open-end investment companies (i.e., mutual funds); however, exchange traded funds structured as unit investment trusts or open-end funds are considered “Covered Securities”.

(I)	Company. The “Company” means BIP Ventures Evergreen BDC, a Delaware statutory trust.

(J)	Designated Officer. “Designated Officer” shall mean the officer of the Company designated by the Board from time to time to be responsible for management of compliance with this Code. The Designated Officer may appoint a designee to carry out certain of his or her functions pursuant to this Code. Unless otherwise indicated, the Designated Officer will be the Chief Compliance Officer.

(K)	Disinterested Trustee. “Disinterested Trustee” means a Trustee of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the 1940 Act.

(L)	Initial Public Offering. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

(M)	Investment Personnel. “Investment Personnel” means: (i) any employee of the Company (or of any company in a control relationship to the Company) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Company; and (ii) any natural person who controls the Company and who obtains information concerning recommendations regarding the purchase or sale of securities by the Company.

(N)	Limited Offering. “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

(O)	Manual. “Manual” means the Adviser’s Compliance Manual.

(P)	Purchase or Sale of a Covered Security. “Purchase or Sale of a Covered Security” is broad and includes, among other things, the writing of an option to purchase or sell a covered security, or the use of a derivative product to take a position in a Covered Security.

(R)	Restricted List. “Restricted List” means a list of securities or other investments that may pose a conflict of interest or similar concern for the Company and/or the Adviser.

SECTION III:	STANDARDS OF CONDUCT

(A)	General Standards

(1)	No Access Person shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is inconsistent with the best interests of the Company or its shareholders; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the Company or affiliates thereof in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to the Company or its shareholders.

(2)	Any Access Person recommending or authorizing the purchase or sale of a Covered Security by the Company shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof.

(3)	No Access Person shall dispense any information concerning securities holdings or securities transactions of the Company or the Adviser to anyone outside the Company, without obtaining prior written approval from the Designated Officer, or such person or persons as these individuals may designate to act on their behalf. Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written approval:

(a)	when there is a public report containing the same information;

(b)	when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Company and its affiliates;

(c)	when such information is reported to Trustees of the Company; or

(d)	in the ordinary course of his or her duties on behalf of the Company.

(4)	Conflicts of Interest. Conflicts of interest may exist between various individuals and entities, including BIP Ventures, Access Persons, and current or prospective Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for BIP Ventures, its Access Persons, and/or clients. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

BIP Ventures’ policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Advisory Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve BIP Ventures and/or its Advisory Persons on the one hand, and Clients on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients over the interests of BIP Ventures and its Advisory Persons. If an Advisory Person believes that a conflict of interest has not been identified or appropriately addressed, that Advisory Person should promptly bring the issue to the Chief Compliance Officer’s attention.

In some instances, conflicts of interest may arise between Clients. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients have been unfairly disadvantaged. Advisory Persons should notify the Chief Compliance Officer promptly if it appears that any actual or apparent conflict of interest between Clients has not been appropriately addressed.

It may sometimes be beneficial for BIP Ventures to be able to retroactively demonstrate that it carefully considered particular conflicts of interest. The Chief Compliance Officer may use the form of Conflicts of Interest Log attached hereto as Exhibit A or similar form to document BIP Ventures’ assessment of, and response to, such conflicts. Reference also is made to the “Conflicts of Interest” policy contained in the Code of Business Conduct.

(5)	Disclosure Controls and Procedures. The Company has adopted a Disclosure Controls and Procedures Policy designed to ensure that the Company has the procedures in place to gather, analyze and disclose all information that is required to be disclosed in annual and quarterly SEC filings (on Form 10-K and Form 10-Q) that are filed or submitted by the Company. The Company’s Chief Executive Officer and Chief Financial Officer are responsible for monitoring compliance pursuant to the procedures as applicable. The Disclosure Controls and Procedures Policy establishes, but is not limited to, the following policies:

(a)	Employees are encouraged to report to senior management all information that could be considered material to the Company’s business, operations or financial results. To further enhance this policy BIP Ventures will (i) maintain an employee hotline that will allow employees to report on an anonymous basis any material events or information that they either do not feel comfortable disclosing to their manager or that in their opinion has not been properly disclosed by their manager to senior management, (ii) require each member of the Company’s senior management to develop procedures within their area of responsibility to ensure that they receive material information and report it to the Chief Executive Officer and Chief Financial Officer, and (iii) provide each new and existing management employee with a copy of the Disclosure Controls and Procedures Policy and with information regarding the methods by which they can report information to the Company’s senior management

(b)	BIP Ventures will provide all of its employees open access to senior management in order to report any event that could potentially be deemed reportable on Form 8-K. Prior to filing a Form 8-K or Proxy Statement, BIP Ventures will use reasonable efforts to seek input on the contents of such filing from appropriate members of the Company’s senior management and the Company’s Audit Committee.

(c)	BIP Ventures will seek input from appropriate members of senior management in connection with information disseminated by means of a press release, disclosure on our websites or other similar forms of mass communication. Appropriate members of senior management will periodically review the Company’s websites, press release procedures and the contents of our earnings releases and formal communications with analysts to confirm that it is in compliance with applicable rules, regulations and laws, including Regulation FD.

(d)	The Company will maintain a code of business conduct and ethics, as required by the Sarbanes-Oxley Act of 2002 for the Company’s Chief Executive Officer and senior financial officers, trustees, officers and employees, reasonably necessary to promote, among other things, full, fair, accurate, timely and understandable disclosure in the Company’s reports filed with the SEC and in other public communications made by the Company.

(B)	Prohibited Transactions

(1)	General Prohibition. No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale is being considered for purchase or sale by the Company or Client of the Adviser, or is held in the portfolio of the Company, unless such Access Person shall have obtained prior written approval for such purpose from the Designated Officer.

(a)	An Access Person who becomes aware that BIP Ventures is considering the purchase or sale of any Covered Security by any person (an issuer) must immediately notify the Designated Officer of any interest that such Access Person may have in any outstanding Covered Securities of that issuer.

(b)	An Access Person shall similarly notify the Designated Officer of any other interest or connection that such Access Person might have in or with such issuer.

(c)	Once an Access Person becomes aware that BIP Ventures is considering the purchase or sale of a Covered Security or that the Company holds a Covered Security in its portfolio, such Access Person may not engage, without prior approval of the Designated Officer, in any transaction in any Covered Securities of that issuer.

(d)	The foregoing notifications or permissions shall be in writing; however, the Chief Compliance Officer may waive this requirement in his sole discretion.

(2)	Initial Public Offerings and Limited Offerings. Investment Personnel must obtain approval from the Company’s Chief Compliance Officer or the Adviser’s Chief Compliance Officer before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

(3)	Blackout Periods. No Investment Personnel shall execute a securities transaction in any security that the Company owns or is considering for purchase or sale.

(4)	Company Acquisition of Shares in Companies that Investment Personnel Hold Through Limited Offerings. Investment Personnel who have been authorized to acquire securities in a Limited Offering must disclose that investment to the Designated Officer when they are involved in the Company’s subsequent consideration of an investment in the issuer, and the Company’s decision to purchase such securities must be independently reviewed by Investment Personnel with no personal interest in that issuer.

(5)	Gifts. As a general matter, no Access Person may accept, directly or indirectly, any gift, favor, or service of more than a de minimis value from any person with whom he or she transacts business on behalf of BIP Ventures under circumstances when to do so would conflict with BIP Ventures’ best interests or would impair the ability of such person to be completely disinterested when required, in the course of business, to make judgments and/or recommendations on behalf of BIP Ventures.

(6)	Service as Trustees. No Access Person shall serve on the Board of a portfolio company of the Company without prior written authorization of the Designated Officer based upon a determination that the board service would be consistent with the interests of the Company and its shareholders and the Adviser.

(7)	Restricted List. No Access Person may engage in any transaction relating to a security on the Restricted List.

SECTION IV:	PROCEDURES TO IMPLEMENT CODE OF ETHICS

The following reporting procedures have been established to assist Access Persons in avoiding a violation of this Code, and to assist BIP Ventures in preventing, detecting, and imposing sanctions for violations of this Code. Every Access Person must follow these procedures. Questions regarding these procedures should be directed to the Designated Officer.

(A)	Applicability

All Access Persons are subject to the reporting requirements set forth in Section IV(B) except:

(1)	with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control;

(2)	a Disinterested Trustee, who would be required to make a report solely by reason of being a Trustee, need not make: (1) an initial holdings or an annual holdings report; and (2) a quarterly transaction report, unless the Disinterested Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately before or after such Disinterested Trustee’s transaction in a Covered Security, the Company purchased or sold the Covered Security, or the Company or the Adviser considered purchasing or selling the Covered Security; and

(3)	an Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by BIP Ventures with respect to the Access Person in the time required by subsection (B)(2) of this Section IV, if all of the information required by subsection (B)(2) of this Section IV is contained in the broker trade confirmations or account statements, or in the records of BIP Ventures, as specified in subsection (B)(4) of this Section IV.

(B)	Report Types

(1)	Initial Holdings Report. An Access Person must file an initial holdings report not later than ten (10) days after that person became an Access Person. The initial holdings report must: (a) contain the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person; (b) identify any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and (c) indicate the date that the report is filed with the Designated Person. Initial holdings reports also must disclose the existence of all accounts that hold any securities, even if none of those securities fall within the definition of a Covered Security. A copy of a form of such report is attached hereto as Exhibit B; provided, however, the Company may utilize a software solution for reporting of such holdings.

(2)	Quarterly Transaction Report. Except as set forth in Section IV(B)(4) below, an Access Person must file a quarterly transaction report not later than thirty (30) days after the end of a calendar quarter.

(a)	With respect to any transaction made during the reporting quarter in a Covered Security in which such Access Person had any direct or indirect beneficial ownership, the quarterly transaction report must contain: (i) the transaction date, title, interest date and maturity date (if applicable), the number of shares and the principal amount of each Covered Security; (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iii) the price of the Covered Security at which the transaction was effected; (iv) the name of the broker, dealer or bank through which the transaction was effected; and (v) the date that the report is submitted by the Access Person. A copy of a form of such report is attached hereto as Exhibit C; provided, however, BIP Ventures may utilize a software solution for reporting such holdings.

(b)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, the quarterly transaction report must contain: (i) the name of the broker, dealer or bank with whom the Access Person established the account; (ii) the date the account was established; and (iii) the date that the report is submitted by the Access Person.

If an Access Person did not have any transactions or account openings to report, this should be indicated on the Quarterly Transaction Report within thirty (30) days of the end of each calendar quarter.

(3)	Annual Holdings Report. After the date on which a person becomes an Access Person, an Access Person must file an annual holdings report as of a date established by the Chief Compliance Officer. The annual report must contain the following information (which information must be current as of a date no more than 45 days before the report is submitted): (a) the title, number of shares, and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank in which any Covered Securities are held for the direct or indirect benefit of the Access Person; and (c) the date the report is submitted. Annual holding reports must disclose the existence of all accounts that hold any securities, even if none of those securities fall within the definition of a Covered Security. A copy of a form of such report is attached hereto as Exhibit D; provided, however, BIP Ventures may utilize a software solution for reporting such holdings.

(4)	Account Statements. Each Access Person will direct his or her broker to provide to the Designated Officer copies of periodic statements for all investment accounts in which they have Beneficial Ownership (“Account Statements”). To the extent such Account Statements provide the information required in quarterly transaction reports, as set forth above, such Access Person will not be required to file such quarterly transaction reports. Notwithstanding the foregoing, the Designated Officer may require any Access Person to file quarterly transaction reports in his sole discretion.

(5)	Company Reports. No less frequently than annually, the Company and the Adviser must furnish to the Company’s Board, and the Company’s Board must consider, a written report that:

(a)	describes any issues arising under the Code or its procedures since the last report to the Board, including but not limited to, information about material violations of the Code or its procedures and sanctions imposed in response to the material violations; and

(b)	certifies that the Company or the Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

(6)	Pre-Clearance Reports. Access Persons must have written clearance from the Designated Officer for all Covered Security transactions (including, but not limited to: Initial Public Offerings, Limited Offerings, and issuers on the Restricted List but excluding transactions in Covered Securities not on the Restricted List that are listed on a national securities exchange) before completing the transactions. BIP Ventures may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. Access Persons will submit requests for preclearance of Covered Security transactions (excluding transactions in Covered Securities not on the Restricted List that are listed on a national securities exchange) using the Trade Pre-Clearance Form attached as Exhibit E or similar document authorized by the Chief Compliance Officer; provided, however, BIP Ventures may utilize a software solution for submitting and making determinations with respect to such requests.

The Adviser maintains a Restricted List that prohibits Access Persons from trading in certain securities under a variety of circumstances. The Restricted List consists of any securities that may pose a conflict of interest for Employees. The Restricted List is maintained and updated when necessary by the Legal Department. Pre-clearance requests of Access Persons are compared against the Restricted List by a member of the Legal Department and/or the Designated Officer and any violations are reported to the Chief Compliance Officer and the Chief Executive Officer.

(C)	Disclaimer of Beneficial Ownership. Any report required under this Section IV may contain a statement that the report shall not be construed as an admission by the person submitting such duplicate confirmation or account statement or making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

(D)	Managed Accounts. An Access Person is not required to submit reports with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control, such as a managed account by an investment adviser on a discretionary basis. For these accounts, the Access Persons must submit a (i) copy of the discretionary account agreement; and (ii) written certification from the unaffiliated investment adviser at the time of becoming an Access Person or account opening and annually, thereafter, that certifies that the Access Person has no discretion or control over the transactions. The Chief Compliance Officer is responsible for maintaining discretionary account agreements and certifications.

(E)	Review of Reports. The reports required to be submitted under this Section IV shall be delivered to the Chief Compliance Officer. The Chief Compliance Officer shall review such reports, including custodian/broker statements, to determine whether any transactions recorded therein constitute a violation of the Code. Before making any determination that a violation has been committed by any Access Person, such Access Person shall be given an opportunity to supply additional explanatory material. The Chief Compliance Officer shall maintain copies of the reports as required by Rule 17j-1(f). A member of the Legal Department will monitor the Chief Compliance Officer’s personal securities transactions for compliance with this policy.

(F)	Acknowledgment and Certification. Upon becoming an Access Person and annually thereafter, all Access Persons shall sign an “acknowledgment and certification” of their receipt of and intent to comply with this Code in the form attached hereto as Exhibit F and return it to the Designated Officer. Each Advisory Person must also certify annually that he or she has read and understands the Code and recognizes that he or she is subject to the Code. In addition, each Access Person must certify annually that he or she has complied with the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code. The Designated Officer may use the form of Code of Ethics Acknowledgment Log attached as Exhibit G or similar form to document the Company’s receipt of the acknowledgment and certification of the Code of Ethics and the Code of Business Conduct.

(G)	Records. BIP Ventures shall maintain records with respect to this Code in the manner and to the extent set forth below, which records may be maintained on microfilm or electronic storage media under the conditions described in Rule 31a-2(f) under the 1940 Act and Rule 204-2 under the Advisers Act and shall be available for examination by representatives of the SEC:

(1)	A copy of this Code and any other code of ethics of the Company or the Adviser that is, or at any time within the past six years has been, in effect shall be maintained in an easily accessible place;

(2)	A record of any violation of this Code and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(3)	A copy of each report made by an Access Person or duplicate account statement received pursuant to this Code, including any information provided in addition to the reports under subsection (A)(3) of this Section IV shall be maintained for a period of not less than five years from the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

(4)	A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

(5)	A copy of each report required under subsection (B)(5) of this Section IV shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(6)	A record of any decision and the reasons supporting the decision, to approve the direct or indirect acquisition by an Access Person of beneficial ownership in any securities in an Initial Public Offering or Limited Offering shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

(H)	Confidentiality. All reports of Covered Securities transactions, duplicate confirmations, account statements and other information filed with BIP Ventures or furnished to any person pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the SEC or otherwise to comply with applicable law or the order of a court of competent jurisdiction.

SECTION V:	ADDITIONAL PROHIBITIONS

(A)	Confidentiality of the Company’s Transactions. Until disclosed in a public report to shareholders or to the SEC in the normal course, all information concerning the securities “being considered for purchase or sale” by the Company shall be kept confidential by all Covered Personnel and disclosed by them only on a “need to know” basis. It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found in this regard to the Trustees of the Company.

(B)	Outside Business Activities and Directorships. Access Persons may not engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Company. Similarly, no such outside business activities may be inconsistent with the interests of the Company. All directorships of public or private companies held by Access Persons shall be reported to the Chief Compliance Officer.

(C)	Gratuities. As a general matter, Covered Personnel shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise of more than nominal value from any person, firm, corporation, association or other entity other than such person’s employer that does business, or proposes to do business, with the Company.

SECTION VI:	SANCTIONS

Upon determination that a violation of this Code has occurred, appropriate management personnel of BIP Ventures may impose such sanctions as they deem appropriate, including, among other things, disgorgement of profits, a letter of censure, or suspension or termination of the employment of the violator. All violations of this Code and any sanctions imposed with respect thereto shall be reported in a timely manner to the Board.

EXHIBIT A

FORM OF CONFLICTS OF INTEREST LOG

Actual or Apparent Conflict between:		Conflict Description	Mitigating Disclosures Summary	Mitigating Controls Summary	Date of Inclusion on the Log[1]
Party or Parties	Party or Parties

[1]	Conflicts of interest may have been recognized and appropriately addressed prior to their addition to this Conflicts log.

EXHIBIT B

FORM OF INITIAL HOLDINGS REPORT

Name	Date

1.	COVERED SECURITIES HOLDINGS

NAME OF ISSUER	NUMBER OF SHARES	PRINCIPAL AMOUNT

Name	Date

2.	PERSONAL SECURITIES ACCOUNT INFORMATION

SECURITIES FIRM NAME AND ADDRESS	ACCOUNT NUMBER	ACCOUNT NAME(S)

I certify that the foregoing is a complete and accurate list of all securities in which I have any Beneficial Ownership and a complete and accurate list of all securities accounts in which I have any Beneficial Ownership.

Signature

EXHIBIT C

FORM OF QUARTERLY TRANSACTION REPORT

Name	Date

DATE	NAME OF ISSUER	NUMBER OF SHARES	INTEREST DATE	MATURITY DATE	PRINCIPAL AMOUNT	TYPE OF TRANSACTION	NAME OF BROKER/ DEALER/ BANK

I certify that the foregoing is a complete and accurate list of all transactions for the covered period in securities in which I have any Beneficial Ownership.

Signature

EXHIBIT D

FORM OF ANNUAL HOLDINGS REPORT

Name	Date

NAME OF ISSUER	NUMBER OF SHARES	PRINCIPAL AMOUNT	NAME OF BROKER/DEALER/ BANK

I certify that the foregoing is a complete and accurate list of all securities in which I have any Beneficial Ownership.

Signature

EXHIBIT E

TRADE PRE-CLEARANCE FORM

Transaction Type: Buy / Sell / Short / Cover Short / Other (describe):

Security Name:

Security Type: Common Stock / Option / Debt / Other (describe):

Symbol or Identifier:

Number of Shares / Contracts / Principal Amount:

Broker / Custodian:

Does the transaction involve an IPO or private placement?

If you are seeking to invest in a private fund, describe the fund’s investment strategy.

Pre-clearance sought through (date):

By signing below, I certify and acknowledge the following:

1.	I have no Material Non-Public Information or other knowledge pertaining to this proposed transaction that constitutes a violation of BIP Ventures policy, confidentiality agreements or securities laws.

2.	The proposed transaction does not limit a Client’s investment opportunities or disadvantage a Client in any way.

Signature:	Date:
Print Name:

Internal Use Only
Reviewer:	Approved / Disapproved	Date:
Reasons Supporting Decision:

EXHIBIT F

ACKNOWLEDGEMENT AND CERTIFICATION

I acknowledge receipt of the Code of Ethics and the Code of Business Conduct of BIP Ventures Evergreen BDC and BIP Capital, LLC (collectively, the “Ethical Codes”). I have read and understand such Ethical Codes and agree to be governed by them at all times. Further, if I have been subject to the Ethical Codes during the preceding year, I certify that I have complied with the requirements of the Ethical Codes and have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Ethical Codes.

(signature)

(please print name)

Date: ________________

Note: All Advisory Persons must also complete and submit the Annual Compliance Questionnaire Supplement that begins on the following page.

ATTACHMENT 1

SAMPLE ANNUAL COMPLIANCE OUESTIONAIRE SUPPLEMENT

Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table.

Question		Yes	No
1.	Are you or any members of your immediate family employed by a financial services company or a company that provides products or services to BIP Ventures?
2.	Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle?
3.	Do you or any members of your immediate family have some other business or personal relationship with, or investment in, a financial services company or a company that provides products or services to BIP Ventures?
4.	Do you or any members of your immediate family serve as trustee, executor, or in a similar capacity for any Client or investor in a fund managed by or affiliated with the Adviser (“Investor”)?
5.	Do you or any members of your immediate family have any other business or personal relationship with any Client or Investor?
6.	Are you or any members of your immediate family employed by any government?
7.	Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not-for-profit organizations)?
8.	Are you aware of any conflicts of interest that have not already been disclosed to the Chief Compliance Officer involving BIP Ventures, you or your immediate family members and any Client?
9.	Have you complied with BIP Ventures’ requirements regarding the disclosure and approval of outside business activities?
10.	Have you improperly transmitted proprietary information between BIP Ventures and any prior employers or other individuals or entities?
11.	Have you reported all of the political contributions that you made since you began employment and the two years prior to working with BIP Ventures?
12.

In the past ten years, have you been convicted of or pled guilty or no contest in a domestic, foreign, or military court to any:

Felony

Misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

Question		Yes	No
13.	Are any felony or misdemeanor charges, as described above, currently pending?
14.

In the past ten years, has the SEC or the CFTC found you:

To have made a false statement or omission?

To have been involved in a violation of SEC or CFTC regulations or statutes?

To have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

15.

In the past ten years, has the SEC or the CFTC:

Entered an order against you in connection with investment-related activity?

Imposed a civil money penalty on you, or ordered you to cease and desist from any activity?

16.

In the past ten years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority found you or an advisory affiliate to have:

Made a false statement or omission, or been dishonest, unfair, or unethical?

Been involved in a violation of investment-related regulations or statutes?

Been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

17.

In the past ten years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:

Entered an order against you in connection with an investment-related activity?

Denied, suspended, or revoked your or any advisory affiliate’s registration or license, or otherwise prevented you, by Order, from associating with an investment-related business or restricted your or any advisory affiliate’s activity?

18.

In the past ten years, has any self-regulatory organization or commodities exchange found you or an advisory affiliate to have:

Made a false statement or omission?

Been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?

Been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

19.	In the past ten years, has any self-regulatory organization or commodities exchange disciplined you by expelling or suspending you or the advisory affiliate from membership, barring or suspending you or the advisor affiliate from association with other members, or otherwise restricting your or the advisory affiliate’s activities?

Question		Yes	No
20.	Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?
21.

In the past ten years, has any domestic or foreign court:

Enjoined you in connection with any investment-related activity?

Found that you were involved in a violation of investment-related statutes or regulations?

Dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?

22.	Are you now the subject of any proceeding that could result in a “yes” answer to any of the preceding questions?
New Advisory Persons should skip the remaining questions and explain any marks in shaded boxes below the table.
23.	Have you reported all personal Securities transactions in accordance with BIP Ventures’ reporting policies?
24.	Have you reported gifts and entertainment in accordance with BIP Ventures’ reporting policies?
25.	Have you traded on or improperly transmitted any Material Non-Public Information?[2]
26.	Have you become aware of any violation of BIP Ventures’ Code of Ethics that you did not disclose to the CCO?

[2]	The term “insider trading” is not defined in the Federal Securities Laws, but generally is used to refer to the use of material nonpublic information to trade in securities. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information is “nonpublic” until it has been effectively communicated to the marketplace.

Question	Yes	No
27.	To the best of your knowledge, has BIP Ventures and its Advisory Persons (including yourself) complied with BIP Ventures’ written policies and procedures regarding:

Insider trading;

Outside business activities and prior employment; Political contributions;

Identification, reporting, and resolution of complaints;

Portfolio management;

Proxy voting;

Trading;

Identification, reporting, and resolution of trade errors;

Soft dollars;

Security valuation;

Account opening and closing;

Side pockets;

Anti-money laundering;

Protection of Clients’ privacy;

Custody and safeguarding of assets;

Fee billing;

The maintenance and dissemination of disclosure documents;

The use of electronic communications;

Advertising and marketing; Solicitation arrangements;

Media communications;

Contingency and disaster recovery planning; and

The maintenance of books and records.

Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additional pages as necessary.

By signing below, I certify that I responded to the Annual Compliance Questionnaire Supplement completely and accurately.

Print Name:

Signature:

EXHIBIT G

FORM OF CODE OF ETHICS ACKNOWLEDGEMENT LOG

Name	Hire Date	Date of Initial Acknowledgement	Dates of Subsequent Acknowledgements
			Date	Date	Date	Date	Date	Date